                                                                  Rule 424(b)(3)
                                               Registration Statement 333-118899

                              PROSPECTUS SUPPLEMENT

                             DATED NOVEMBER 5, 2004

                                       TO

                       PROSPECTUS DATED SEPTEMBER 30, 2004

                     ---------------------------------------

                              EMPIRE RESORTS, INC.

                     ---------------------------------------

     This  Prospectus  Supplement,  dated  November 5, 2004 (the  "Supplement"), supplements that certain Prospectus dated September 30, 2004 (the "Prospectus"), and should be read in conjunction with the Prospectus.

                             SELLING SECURITYHOLDERS

     The  following  updates  the table  under  the  section  entitled  "Selling
Securityholders" of the Prospectus, to account for sales and transfers of shares listed  in such  table  that  Empire  Resorts  is aware of since the date of the
Prospectus. Such transactions are as follows:

     o    on August 11, 2004, Jefferies & Company,  Inc. sold $750,000 principal amount  of  notes  of  Empire  Resorts  pursuant  to Rule  144A of the
          Securities Act of 1933, as amended ("Rule 144A"); and

     o    on October 20, 2004,  Jefferies & Company,  Inc. purchased  $5,000,000 principal  amount of notes of Empire Resorts,  of which $4,620,000 was acquired  from the Selling  Securityholders  listed below  pursuant to
          Rule 144A:

          o    $170,000 from DB Distressed Opportunities Fund, L.P.,

          o    $800,000 from DB Distressed Opportunities Fund, Ltd.,

          o    $400,000 from MW Post Portfolio Fund, Ltd,

          o    $380,000 from Sphinx Distressed (MW Post Opportunity)  Segregated
               Portfolio,

          o    $710,000 from MW Post Opportunity Offshore Fund, Ltd.,

          o    $410,000 from Post Total Return Fund, L.P.,

          o    $110,000 from Post Total Return Offshore Fund, Ltd.,

          o    $590,000 from The Opportunity Fund, LLC, and

          o    $1,050,000 from Post Opportunity Fund, L.P.

            The revised table, therefore, is as follows:

                            Original
                           Principal
                            Amount of                          Number of      Number of       Number of
                             Notes             Percentage of   Shares of      Shares of       Shares of
                           Beneficially           Notes         Common          Common          Common
                             Owned             Outstanding    Stock Held        Stock         Stock Held
                           That May              before         Before       Offered for        After
      Name                  be Sold             Offering      Offering(1)    for Sale(1)       Offer(2)
      ----                  --------            --------      -----------    -----------      ---------

Harbert Convertible          $6,000,000           9.23%        477,707           477,707             --
Arbitrage Master
Fund, Ltd.

Whitebox                     $1,000,000           1.54%         79,618            79,618             --
Diversified
Convertible
Arbitrage Partners
LP

Guggenheim                     $250,000            *            19,904            19,904             --
Portfolio XXXI,
LLC

Pandora                      $1,750,000           2.69%        139,331           139,331             --
Select Partners LP

Whitebox Hedged              $2,500,000           3.85%        199,045           199,045             --
High Yield Partners
LP

Whitebox                     $4,500,000           6.92%        358,280           358,280             --
Convertible
Arbitrage Partners LP

DBAG London                  $5,750,000           8.85%        457,802           457,802             --

AG Domestic                    $600,000            *            47,771            47,771             --
Convertibles, L.P.

AG Offshore                  $1,400,000           2.15%        111,465           111,465             --
Convertibles, Ltd

Portside Growth and          $2,000,000           3.08%        159,236           159,236             --
Opportunity Fund
Ltd.

                                                   2

                            Original
                           Principal
                            Amount of                          Number of      Number of       Number of
                             Notes             Percentage of   Shares of      Shares of       Shares of
                           Beneficially           Notes         Common          Common          Common
                             Owned             Outstanding    Stock Held        Stock         Stock Held
                           That May              before         Before       Offered for        After
      Name                  be Sold             Offering      Offering(1)    for Sale(1)       Offer(2)
      ----                  --------            --------      -----------    -----------      ---------

Basso Multi-Strategy         $4,500,000           6.92%        358,280           358,280             --
Holding Fund

Cohanzick Credit             $1,000,000           1.54%         79,618            79,618             --
Opportunities Master
Fund, Ltd.

Smithfield Fiduciary         $1,500,000           2.31%        119,427           119,427             --
LLC

Aviator Overseas                $83,000            *             6,608             6,608             --
Fund II

Aviator Master Fund            $917,000           1.41%         73,010            73,010             --

American Investors             $750,000           1.15%         59,713            59,713             --
Life Insurance Co.

Ritchie Long/Short           $2,500,000           3.85%        300,953           199,045        101,908
Trading Ltd.

The Animi Master             $4,500,000           6.92%        658,280           358,280        300,000
Fund, Ltd.

Circle T                     $3,000,000           4.62%        295,753           238,853         56,900
Partners LP

Jefferies &                  $5,200,000           8.00%        414,013           414,013             --
Company, Inc.

Gabriel Capital, LP            $490,000            *            39,013            39,013             --

Ariel Fund, Ltd.               $510,000            *            40,605            40,605             --

Bernische                      $600,000            *            47,771            47,771             --
Lehrerversicherungs
kasse

Jefferies Umbrella           $1,300,000           2.00%        103,503           103,503             --
Fund Global
Convertible Bonds

                                                                3

                            Original
                           Principal
                            Amount of                          Number of      Number of       Number of
                             Notes             Percentage of   Shares of      Shares of       Shares of
                           Beneficially           Notes         Common          Common          Common
                             Owned             Outstanding    Stock Held        Stock         Stock Held
                           That May              before         Before       Offered for        After
      Name                  be Sold             Offering      Offering(1)    for Sale(1)       Offer(2)
      ----                  --------            --------      -----------    -----------      ---------

Beamtenvers                  $3,200,000           4.92%        254,777           254,777             --
Icherungskasse Des
Kantons Zurich

Auspicis Ltd                   $100,000            *             7,962             7,962             --

Pensionkasse Der                $60,000            *             4,777             4,777             --
EMS-Chemie AG

Pensionkasse Der                $60,000            *             4,777             4,777             --
Rockwell
Automation AG

Pensionkasse Der                $90,000            *             7,166             7,166             --
EMS - Dottikon AG

Pensionkasse                    $90,000            *             7,166             7,166             --
Vantico

Personal                       $150,000            *            11,943            11,943             --
Fuersorgestiftung
Der
Gebaudeversicherung
Des Kantons Bern

Personal Vorsorge              $150,000            *            11,943            11,943             --
Der PV Promea

Gemini Sammel                  $200,000            *            15,923            15,923             --
Stiftung Zur
Foerderung Der
Personal Vorsorge

DB Distressed                  $130,000            *            10,350            10,350             --
Opportunities Fund,
L.P.

                                                            4

                            Original
                           Principal
                            Amount of                          Number of      Number of       Number of
                             Notes             Percentage of   Shares of      Shares of       Shares of
                           Beneficially           Notes         Common          Common          Common
                             Owned             Outstanding    Stock Held        Stock         Stock Held
                           That May              before         Before       Offered for        After
      Name                  be Sold             Offering      Offering(1)    for Sale(1)       Offer(2)
      ----                  --------            --------      -----------    -----------      ---------

DB Distressed                  $700,000           1.08%         55,732            55,732             --
Opportunities Fund,
Ltd.

MW Post Portfolio            $1,950,000           3.00%        155,255           155,255             --
Fund, Ltd

Sphinx Distressed              $520,000            *            41,401            41,401             --
(MW Post
Opportunity)
Segregated Portfolio

HFR DS Opportunity             $900,000           1.38%         71,656            71,656             --
Master Trust

MW Post                        $540,000            *            42,994            42,994             --
Opportunity
Offshore Fund, Ltd.

Post Total Return              $840,000           1.29%         66,879            66,879             --
Fund, L.P.

Post Total Return              $140,000            *            11,147            11,147             --
Offshore Fund, Ltd.

The Opportunity                $910,000           1.40%         72,452            72,452             --
Fund, LLC

Post Opportunity             $1,300,000           2.00%        103,503           103,503             --
Fund, L.P.

 *  Less than 1%

(1)  The number of conversion shares shown in the table above assumes conversion of the full amount of notes held by such  holder at the maximum  conversion rate of 79.62 shares per $1,000 principal amount at maturity of notes. This conversion rate is subject to certain adjustments.  Accordingly, the number of  shares  of  common  stock  issuable  upon  conversion  of the notes may decrease from time to time.  Under the terms of the  indenture,  fractional shares will not be issued upon  conversion of the notes.  Cash will be paid instead of fractional shares, if any.

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(2)  Except as noted in the table, assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

     All  provisions  of  the  Prospectus  not  specifically   amended  by  this
Supplement remain in full force and effect.

     Please insert this  Supplement  into your  Prospectus  and retain both this
Supplement and the Prospectus for future reference. If you would like to receive a copy of the  Prospectus,  as  supplemented  to date,  please  write to  Empire
Resorts'  Corporate  Secretary at c/o  Monticello  Raceway,  Route 17B, P.O. Box
5013, Monticello, New York 12701 or call (845) 794-4100.

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